SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549



                                       FORM 8-K




                                    CURRENT REPORT



                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934




                                    June 15, 1994



                               Mallinckrodt Group Inc.
                (Exact name of registrant as specified in its charter)










                   New York                1-483            36-1263901
          (State or other jurisdiction  (Commission       (IRS Employer
           of incorporation)             File Number)   Identification No.)

          7733 Forsyth Boulevard, St. Louis, MO             63105-1820
          (Address of principal executive offices)          (Zip Code)

          Registrant's telephone number,               (314) 854-5200
          including area code























          Item 5. Other Events

          A press release was issued June 15, 1994. The relevant portion of the text of that release was as follows:


          Mallinckrodt Medical To Reorganize To Adjust To Health Care Market Changes

               Mallinckrodt Group Inc. is disclosing today that its medical operating unit will restructure its organization to adapt to market changes that are being driven by health care reform and to effectively respond to customer needs in an ever-changing and more competitive environment.

               President and Chief Executive Officer C.R. Holman said the company expects to record a one-time pretax charge of up to $80 million, or about 65 cents per share, in the fourth quarter to cover the restructuring. The special pretax charge will apply only to Mallinckrodt Medical and not to any other part of the company, according to Holman.

               "The decision to take this charge is an investment for the future of our medical business and has been made after thorough evaluation and planning by Mallinckrodt Medical's management team. It is anticipated that the ongoing cost savings from the restructuring will be approximately $40 million annually. We expect to achieve most of the savings by 1996," Holman said.

               "Mallinckrodt Group remains committed to long-term growth and improved profitability," Holman stated. "While there can be no definitive assurances, we believe that total company sales will continue to grow at a rate of 10 to 12 percent annually and that earnings growth over the next five years, excluding the Mallinckrodt Medical restructuring charge, will be at least 15 percent. This is without major acquisitions, which we will continue to pursue as viable opportunities are presented.

               "We also remain on track to achieve the profitability goals previously communicated for 1998. Our goal is to reach a 10 percent return on sales, 15 percent return on invested capital and 18 percent return on equity," Holman said.

               Mallinckrodt Medical President and Chief Executive Officer Robert G. Moussa said that the unit expects to deliver 1994 sales and earnings of about 15 percent over last year, despite some moderation in the pace of sales growth and increased price discounting this year, without the benefits of restructuring.

               "We are planning for sales to grow at about 12 to 13 percent annually over the next five years, benefitting from new products such as Albunex and OctreoScan imaging agents, and earnings to grow at approximately 14 to 15 percent, resulting from volume growth, productivity improvement and cost reductions from the restructuring," Moussa said.

               He explained that the structuring program, which the company will begin implementing early in FY 95, will include a downsizing of the overall workforce of up to 10 percent. Currently, Mallinckrodt Medical employs over 5,000 people, with about two-thirds of the employees in the United States.

               A first step in the restructuring will be the reorganization of the U.S. sales structure, replacing the current five divisional sales groups with a unified sales organization to be led by a senior executive. The U.S. sales organization will be divided into geographic districts, each headed by a business manager to which a team of account managers and clinical specialists will report.

               Mallinckrodt Medical's current U.S. sales force is made up of approximately 350 people assigned to one of the five units: cardiology, radiology, nuclear medicine, anesthesiology or critical care. Moussa said that the size of the sales organization will be determined within several weeks.

               In parallel, programs will be implemented to reduce, centralize and standardize certain non-sales related functions and management systems to better support the sales structure. It is anticipated that these programs will contribute to lower employment. The restructuring also will address critical manufacturing rationalization programs to improve the company's cost structure on a worldwide basis.

               "This program eventually will touch all parts of our organization," Moussa said. "The steps we are taking with our U.S. sales organization are needed first, but we also will look to other parts of the company and our international operations in the future. Programs will be developed and implemented as quickly as possible, with most of the anticipated annual savings to be achieved during fiscal 1996.

               "Throughout the restructuring, we will continue to provide our customers with the same high quality products and services they expect and deserve from us. In the end, we expect to have an organization that will allow us to remain flexible to address future change. We also are intent on taking the steps needed to reduce costs, remain competitive and sustain our strong market presence," Moussa said.

               Mallinckrodt Group Inc. is a Fortune 250 company, which moved its corporate headquarters to St. Louis, Mo., from Northbrook, Ill., and changed its name from IMCERA in March. Net sales are forecast to be over $1.9 billion for FY 94, which ends June 30. Through its three technology-based businesses - Mallinckrodt Chemical and Mallinckrodt Medical (both headquartered in St. Louis) and Mallinckrodt Veterinary (headquartered in Mundelein, Ill.) - the company provides human and animal health care products and specialty chemicals. Mallinckrodt Group and its subsidiaries have approximately 10,000 employees worldwide.

                                         ###

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


          Mallinckrodt Group Inc.

          ROGER A. KELLER


          ________________________________
          Roger A. Keller
          Vice President, Secretary and General Counsel


          Date:  June 27, 1994